Exhibit 10.1

PARTICIPATION AGREEMENT
REDACTED Prospect

          This Participation Agreement is made and entered into this 1st day of May, 2008, by and between PetroQuest Energy, L.L.C. (“PetroQuest”), and CL&F Resources LP (CL&F), collectively sometimes hereinafter sometimes referred to as “Lease Owners” and Ridgewood Energy Corporation (“Ridgewood”) and Bayou Bend Offshore, Ltd. (“Bayou Bend”), hereinafter sometimes referred to individually as “Participant” or collectively as “Participants”, and the parties hereto also being referred to individually as “Party” or collectively as the “Parties”.

WITNESSETH:

          WHEREAS, Lease Owners own leasehold rights in and to those certain Federal Oil and Gas Leases more fully described on Exhibit “A” (the “Contract Area”), and Lease Owners warrant, by through and under themselves, but not otherwise, that they own sufficient working interests to be able to deliver to Participants an assignment of the After Casing Point interest as set forth in Article 3.1 below and a corresponding net revenue interest proportionate to the interest to be earned by Participants in the production from the wells to be drilled pursuant to this Agreement on the Federal Oil and Gas Leases more fully described on Exhibit “A”, and

          WHEREAS, Participants desire to join Lease Owners in the development of certain prospects in and under the Contract Area,

          NOW, THEREFORE, for and in consideration of One Hundred Dollars ($100.00) in hand paid, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I

1.1     Lease Owners own a one hundred percent (100%) Interest in the Contract Area. Lease Owners represent that the leases covering REDACTED and REDACTED are currently in full force and effect. Lease Owners further represent that they have the right and authority to grant assignments within the Contract Area, as contemplated herein, to the Participants equal to their After Casing Point Percentages in the Initial Test Well as set out in Article 3.1. Lease Owners agree that no relinquishment of any portion of the lease covering REDACTED and REDACTED within the Contract Area will be made without the approval of the Parties hereto while this Agreement is in effect.

ARTICLE II

2.1     Pursuant to the terms and conditions herein, Lease Owners and Participants commit to participate in the drilling of the REDACTED (Initial Test Well) within the Contract Area which shall be commenced on or before June 30, 2008, subject only to rig availability and receipt of all required regulatory permits and/or applications. Such Test

Well shall be drilled in accordance with the provisions of the Agreement. PetroQuest shall be designated as Operator of the Initial Test Well. All provisions governing operations in connection with the Initial Test Well shall also apply to any Additional Wells, if drilled hereunder.

          Notwithstanding anything herein to the contrary, PetroQuest shall be designated as Operator for any and all operations conducted pursuant to this Agreement on the Contract Area.

2.2.1  Initial Test Well

          Lease Owners and Participants shall diligently prosecute the drilling of the Initial Test Well on the Contract Area to the lesser of: (a) a depth of 16,375’ MD/16,200’TVD, or (b) a depth sufficient to test the stratigraphic equivalent of the Big A-4 Sand, as seen between the depths of 15,600’ MD and 15,700’ MD on the induction focused log in the REDACTED (the “Objective Depth”). The Initial Test Well will be drilled from a surface location on REDACTED to the Objective Depth with an approximate target location at the Objective Depth having REDACTED Coordinates of X= REDACTED and Y= REDACTED.

2.2     The Initial Test Well on REDACTED will be drilled under a turnkey drilling contract with Applied Drilling Technology Inc. (“ADTI”), to be entered into no later than June 30, 2008. If a decision is made to complete any test well for production, PetroQuest shall solicit a turnkey completion proposal from ADTI for consideration by the participating Parties. However, nothing in this Agreement shall purport to require the Parties to complete said well under such turnkey completion proposal. The total cost and expense associated with drilling the Initial Test Well (inclusive of the ADTI turnkey drilling contract) is estimated to be $12,796,455 as reflected in the Drill & Log Well Cost Estimates attached hereto as Exhibit “B”, which includes, but is not limited to, the costs of permitting, drilling and logging the Initial Test Well to the Objective Depth, and the Insurance coverage as shown in Exhibit “B” to the attached Joint Operating Agreement (collectively referred to as the “REDACTED Before Casing Point Costs”). The estimated cost to overdrive a caisson and complete the initial test well is $5,737,000. The estimated facilities and hook-up costs are $6,000,000, which includes, but is not limited to, the costs of the installation of a two well braced caisson structure with heliport and the installation of a 6” pipeline to the REDACETD “A” Platform for the tie-in to REDACTED for processing and transportation to sales (“Initial Test Well Facilities Cost Estimate”). The costs will be reflected in the Initial Test Well Completion Cost Estimate and Initial Test Well Facilities Cost Estimate and are collectively referred to as the “REDACTED After Casing Point Costs”. All turnkey costs represented above shall be subject to adjustment based on the differences in rig rates and maritime vessel day rates used in the calculation of the locked-in price included in the turnkey contract executed with ADTI.

2.3.    This Agreement is subject to PetroQuest entering into a turnkey drilling contract with ADTI for the drilling of the initial test well. Notwithstanding anything herein to the contrary, however, it is the intent of the parties to deal in good faith, and accordingly, in no event shall PetroQuest be obligated to drill, or cause to be drilled, a well under this Agreement in which it makes a good faith determination that the turnkey bid submitted by ADTI is unreasonable or uneconomical in PetroQuest’s and CL&F’s sole discretion. This determination and the consequences thereof shall apply to any well drilled pursuant to this Agreement.

2.4     Concurrent with the execution of this Participation Agreement, Participants and Lease Owners agree to execute the Offshore Operating Agreement attached hereto as Exhibit “C” and dated even with this Agreement, which shall govern all operations hereunder, to the extent not in conflict with the terms and provisions of the Agreement. Said Offshore Operating Agreement shall designate PetroQuest as Operator.

2.5     Notwithstanding anything to the contrary herein, this Participation Agreement between Lease Owners and Participants is subject to that certain Offer Letter dated April 24, 2008, as amended by e-mail of April 28, 2008 and Letter Agreement dated April 29, 2008, by and between Lease Owners and Ridgewood. In the event of any conflict between the terms and conditions of the Offer Letter, as amended, and the Participation Agreement, the terms and conditions of the Offer Letter, as amended, shall prevail.

ARTICLE III

3.1     Participants’ participation in drilling of the Initial Test Well on the REDACTED Prospect shall be on a promoted basis with each Participant paying its Before Casing Point Percentage of all costs associated with the drilling of said well to “Casing Point”, subject to the “Promote Cap” as provided for below. Subject to each Participant’s election at Casing Point, the After Casing Point Costs shall be shared and paid for on a “ground floor” basis in accordance with each Participant’s After Casing Point Percentages. Pursuant to the foregoing and the other provisions of this Agreement, Participants’ Before Casing Point Percentages and After Casing Point Percentages for the Initial Test Well and the Optional Test Well are set forth as follows:

REDACTED Prospect (Initial Test Well)

	*Before Casing Point Percentage	After Casing Point Percentage

PETROQUEST	16.66667%	25.00%
CL&F	16.66667%	25.00%
RIDGEWOOD	*53.33333%	40.00%
BAYOU BEND	*13.33333%%	10.00%
TOTAL	100.00000%	100.00%

* “Promote Cap” – Participants obligation to pay a disproportionate share of the Initial Test Well’s drilling well costs provided for above, it’s Before Casing Point Percentage, shall be limited to and capped at either: 1) the drilling well costs incurred to reach Casing Point as defined below, or 2) the drilling well costs incurred up to 110% of the formal AFE DHC estimate, whichever occurs first. Thereafter, any and all subsequent costs associated with but not limited to, drilling, completion, hookup, pipeline and/or facilities, or plugging and abandonment, if applicable, shall be at Participant’s After Casing Point Percentage.

3.2     Within five (5) days after the receipt of an invoice from PetroQuest and commencement of drilling operations for the Initial Test Well, the Participants shall pay to PetroQuest for the benefit of Lease Owners a Prospect Fee as reimbursement for general leasehold, seismic and prospect generation costs directly associated with the REDACTED Prospect. Ridgewood (40%) shall pay the amount of $1,111,542.40 and Bayou Bend (10%) shall pay the amount of $277,855.60 which represents their respective shares of the gross costs of $2,778,856. Said payments shall be made by electronic wire transfer for the account of PetroQuest in accordance with wiring instructions to be provided by PetroQuest.

          Upon receipt of a cash call from PetroQuest for the AFE’d Before Casing Point Costs, Participants shall remit by electronic wire transfer no later than five (5) days after receipt of PetroQuest’s cash call, the applicable amount for the account of PetroQuest in accordance with wiring instructions to be provided by PetroQuest. Late payments shall bear interest at the rate 2% per month or at such lesser maximum legal interest rates allowed. In the event Participant’s payments are not received within the times provided herein, PetroQuest shall send written notice to Participant of its failure to pay and such notice shall further contain notice that Participant has a 48 hour remedy period beyond the five (5) day period within which to make the past due payment, and failure to pay a delinquent cash call shall subject the defaulting Party, at PetroQuest’s sole discretion, to (1) relinquishment of its rights to earn an interest in the operation subject to such default, (2) relinquishment of its interest in subsequent wells not yet earned hereunder, and (3) the automatic withdrawal from this Agreement for such unearned wells. Interests previously earned by the defaulting Party shall not be affected. In addition, Lease Owners shall be entitled to recover monetary damages equal to the defaulting Party’s respective share of any AFE approved by such Party, together with reasonable attorney’s fees and court costs to recover same should the matter result in arbitration and/or litigation. In no event, however, shall the Parties ever be liable hereunder to each other for punitive, consequential or speculative damages as a result of failure to pay a cash call.

          At such time as a Party has proposed the completion of a test well, received the response of the other Parties, and has entered into a turnkey completion contract (if applicable) PetroQuest shall be entitled to cash call the participating Parties in the completion attempt for their After Casing Point Percentages of the After Casing Point Costs, following the same procedure as outlined above for cash calling the Before Casing Point Costs, except that a cash call for a completion operation shall be paid by electronic wire transfer into the account of PetroQuest within forty eight (48) hours of receiving the cash call notice, excluding weekends and holidays.

          Any and all other joint expenses incurred under the terms of the Agreement shall be invoiced to the Participants by PetroQuest and they shall remit their applicable share of such expenses within 30 days after receipt of same.

3.3     For the purposes of this Agreement, “Casing Point” is defined as the point at which the test well has been drilled to the Objective Depth, all partner approved open hole logging, coring and testing has been conducted, all drilling and evaluation information has been provided to the participants and a proposal is made by PetroQuest to either (i) attempt a completion, (ii) sidetrack the well to another bottom hole location not deeper than the stratigraphic equivalent of the Objective Depth, (iii) deepen the well or (iv) plug and abandon the well.

3.4     At such time as Casing Point or the Promote Cap has been reached, whichever occurs first, then any further drilling necessary to reach Casing Point, or if having reached Casing Point, any subsequent proposed operation is made to attempt a completion or conduct another operation in the test well as described above, the Parties shall each have the right to participate in such proposal (or other written proposal) in accordance with each Party’s After Casing Point Percentage, pursuant to the provisions of Section 10.6 of the Offshore Operating Agreement. Those Parties not participating in a proposal having priority as provided in Section 10.6 of the Offshore Operating Agreement shall be deemed to have forever relinquished all of their rights and interest in the subject test well. In the event less than all of the Parties participate in the completion of the test well, the Parties participating therein shall mutually agree as to the sharing of any nonparticipating Party’s interest in the test well; provided however, the Lease Owners shall proportionately have first priority to assume and acquire all or a portion of such non-participating Party’s interest. Notwithstanding the foregoing, all Parties participating in the completion of the test well shall share the costs of plugging and abandoning the test well according to each Party’s After Casing Point Percentage ownership in the completed well. No Party shall be required to take any portion of a non-participating Party’s interest.

3.5     Upon the reimbursement by Participants of the Prospect Fee identified in Article 5.2 hereof, the Lease Owners shall deliver to the Participants, within ten (10) days of receipt of the Prospect Fee, an assignment conveying an undivided interest in the Contract Area equal to each the Participant’s After Casing Point Percentage. Said assignment shall be in accordance with the form attached hereto as Exhibit “D”. Participants’ rights shall be limited to rights in the well and production therefrom, subject to the encumbrances listed on Exhibit “A” hereto, as well as their proportionate share of plugging and abandonment liability; however, should Participant fail to pay its share of all dry hole costs incurred to reach the Objective Depth in the Initial Test Well, it shall immediately re-assign all of its interest in the Contract Area to the Lease Owners.

          All operations associated with any Additional Well(s) proposed hereunder shall be governed in accordance with the attached Offshore Operating Agreement where not in conflict with this Agreement.

3.6     If, prior to reaching the Objective Depth in any test well being drilled by ADTI under a turnkey drilling contract, ADTI encounters conditions that prohibit it from reaching Objective Depth in the turnkey drilling contract (including conditions which would cause the conversion from the turnkey price to a day-rate price), then in such event the Parties shall have the option of ceasing further operations and abandoning such well and in such event the participating Parties shall have the option for 90 days following abandonment of said well to commence the drilling of a substitute well, to be located and drilled in such a manner as to test the same geologic prospect that the test well was designed to encounter (the “Substitute Well”). In such event a Party participating in the abandoned well shall propose same in writing to the other participating Parties and they shall each have the option of participating in the drilling of such Substitute Well with such participation being at their After Casing Point Percentages. In the event less than all of the Parties participate in the Substitute Well, the Parties participating therein shall mutually agree as to the sharing of any non-participating Party’s interest in the Substitute Well. Any participating Party that does not elect within 15 days after receipt of a proposal (or 48 hours if a drilling rig continues on location from the preceding attempt to drill the test well) to participate in the Substitute Well, shall be deemed to have relinquished all its rights in the Substitute Well. The Substitute Well shall otherwise be treated for all purposes in this Agreement as though it were the test well for which it is a substitute.

          In the event any well being drilled under this Agreement through a turnkey drilling contract with ADTI encounters conditions that would cause the conversion from the turnkey price to a day-rate price as provided in the turnkey drilling contract and PetroQuest advises the participating Parties that it intends to continue drilling the well under a day-rate price, then, in such event, each participating Party shall have 48 hours after receipt of such notice to elect whether or not to continue its participation in the well under the day-rate price. Any Party electing not to continue its participation in the well shall remain liable for its share of all costs incurred and/or accrued up to the time of its election to discontinue its participation. Failure of any Party to timely make its election shall be deemed to be an election to continue its participation in the well under the day-rate price.

3.7     THE PARTICIPANTS AND PETROQUEST AND CL&F SHALL SEVERALLY SHARE AND ASSUME THEIR RESPECTIVE PRORATA SHARES, ACCORDING TO THEIR BEFORE OR AFTER CASING POINT PERCENTAGES, AS THE CASE MAY BE, OF ANY AND ALL CLAIMS, LOSSES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION ALL COSTS, DEMANDS, DAMAGES, SUITS, JUDGMENTS, FINES, PENALTIES, LIABILITIES, DEBTS, ATTORNEYS’ FEES, AND CAUSES OF ACTION OF WHATSOEVER NATURE OR CHARACTER, WHETHER KNOWN OR UNKNOWN, AND INCLUDING, WITHOUT LIMITATION, CLAIMS, LOSSES AND EXPENSES FOR PROPERTY DAMAGE, BODILY INJURY, ILLNESS, DISEASE, DEATH, POLLUTION OR LOSS OF SERVICES, WAGES, CONSORTIUM OR SOCIETY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO PETROQUEST’S OR ITS SUBSIDIARIES’ OR AFFILIATES’ (THE “PETROQUEST GROUP”) OPERATIONS (INCLUDING OPERATIONS OR SERVICES CONDUCTED BY ANY CONTRACTOR OR SUBCONTRACTOR ON BEHALF OF PETROQUEST) HEREUNDER, EXPRESSLY INCLUDING ANY NEGLIGENCE, FAULT OR STRICT LIABILITY (OF WHATEVER NATURE OR CHARACTER) OF THE PETROQUEST GROUP, BUT EXPRESSLY EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PETROQUEST GROUP. NEITHER PARTICIPANT NOR PETROQUEST OR CL&F SHALL BE BOUND JOINTLY, SEVERALLY OR IN SOLIDO WITH EACH OTHER.

          Except as otherwise provided, the foregoing provision shall survive the termination of this Agreement or any assignment of interest from PetroQuest.

ARTICLE IV

4.1     Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

4.2     The Agreement shall have separate and individual application to each Party to the affect that the Participants, PetroQuest and CL&F shall only be liable for its individual Before Casing Point Percentage or After Casing Point Percentage, as the case may be and they shall not as between themselves, by operation of the Agreement be deemed to be individually and severally liable for the obligations and duties included herein.

4.3     Participants shall earn an interest in, and be responsible and liable for, all wells, platforms, facilities, pipelines or other equipment installed on the Contract Area after the effective date of this agreement. but not for the REDACTED “A” Platform, test separator and pipeline riser located on REDACTED, which were in place prior to the effective date of this Agreement. Should the REDACTED “A” platform, test separator and pipeline riser require any repair or upgrade in order to flow the REDACTED production to REDACTED, each Participant will be responsible for its proportionate share thereof.

4.4     This Agreement, including all Exhibits attached hereto, constitutes the full and entire understanding and agreement between the Parties relating to the matters herein, and except as otherwise provided herein, supersedes any previous agreements or understandings, written or oral, in effect between the Parties relating hereto. In the event of any conflict between the terms and conditions of this Agreement and the Offshore Operating Agreement attached hereto as Exhibit “C”, the terms and conditions of this Agreement shall prevail.

4.5     PetroQuest, as Operator under the Agreement will obtain and continue in force during the period of operations thereunder, for the benefit of itself and any Participant so electing in writing within five (5) days after signing the Offshore Operating Agreement policies of insurance as specified in Exhibit “B” to the attached Offshore Operating Agreement. Should any Participant elect to provide its own insurance coverage for some, but not all of the items identified in Exhibit “B”, Paragraph 2 A-G to the Offshore Operating Agreement, it shall notify Operator in writing within five (5) days after signing the Offshore Operating Agreement and prior to commencement of well operations hereunder, and the Participant shall provide an insurance certificate to PetroQuest to confirm the equivalent coverages within fifteen (15) days after making its election. Failure to provide an insurance certificate within the specified time frame will cause PetroQuest to carry the insurance for the interest of Participant and invoice Participant for its proportionate share of the cost of insurance.

4.6     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

4.7     This Agreement is not intended to and shall not be construed to create any mining partnership, commercial partnership, any other partnership or an association for profit between or among the Parties.

4.8     All notices, requests, demands, and other communications provided for or permitted hereunder shall be in writing (including telex and telecopy communications) and shall be sent by mail, telex, telecopier or hand delivered to the address provided in Exhibit “A”. Said notices, requests, demands and communications shall be effective upon delivery.

4.9     Unless otherwise indicated, references to Article, Section or Subsection numbers pertain to this Agreement, and references to Exhibits pertain to the Exhibits attached hereto and incorporated herewith.

4.10   The Parties agree that all geophysical, geological, engineering, technical, and production tests or other data obtained from all wells drilled under the Agreement shall be maintained as confidential information for a period of two (2) years from the effective date hereof, or until such information is made public by an appropriate governmental authority, or unless all Parties agree in writing to a lesser period of time. Notwithstanding any provision of the Agreement to the contrary, any Party may disclose without the consent of the other Parties any information (1) to an outside party with which it is engaged in a bona fide negotiation to contract for oil or gas sales or transportation agreements, (2) to a governmental agency when required by such agency, (3) to reputable financial institutions or similar entities in connection with a bona fide financial transaction, (4) to accredited engineering firms for the purpose of evaluation on a confidential basis, (5) to parent, subsidiary, affiliated companies, or its drilling fund investors and (6) to reputable and financially responsible third parties with whom a party is engaged in a bona fide effort to (i) sell all or a portion of the subject property, (ii) effect a merger or consolidation or other transaction in which such third party proposes to acquire all or a controlling share of the stock in a party hereto or (iii) purchase all or substantially all of the assets of a Party hereto or affiliates of Parties hereto; provided that any third party permitted access to confidential data shall agree in writing not to communicate such information to anyone and shall further agree to make no use of such information adverse to the Parties hereto within the area covered by such information during the period of time such information remains confidential hereunder.

4.11     PetroQuest shall provide the participating Parties with daily drilling information and a copy of all logs and other test information from the Test Well by sending such information to the representatives of each participating Parties designated for receipt of such information.

4.12     All obligations imposed on each Party, except for payment of money for liabilities and costs either incurred or accrued, shall be suspended and all periods of time for exercising any rights hereunder shall be extended while compliance is prevented, in whole or in part, by Force Majeure. “Force Majeure” shall mean a labor dispute; explosion; fire; storm; flood; war; civil disturbance; act of God; laws; governmental rules, regulations, orders, action or delay; inability to secure materials after reasonable efforts; or any other similar cause beyond the reasonable control of the Party claiming relief hereunder; provided, however, that such Party shall promptly take all reasonable action to remove the Force Majeure, and provided further, that no Party shall be required against its will to settle any labor dispute.

IN WITNESS WHEREOF, THIS AGREEMENT IS MADE EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN.

WITNESS:	PETROQUEST ENERGY, L.L.C.

Print Name:

Print Name:	By:	Bryan D. Martiny
	Title:	General Manager - Land

WITNESS:	CL&F RESOURCES LP
By: Piquant, Inc., its General Partner

Print Name:

Print Name:	By:	C. O. Bolt
	Title:	President

WITNESS:	RIDGEWOOD ENERGY CORPORATION

Print Name:

Print Name:	By:
Title:

WITNESS:	BAYOU BEND OFFSHORE, LTD.

Print Name:

Print Name:	By:
Title:

STATE OF LOUISIANA
PARISH OF LAFAYETTE

          BEFORE ME, on this ____day of _____________, 2008 the undersigned Notary Public, on this day personally appeared Bryan D. Martiny, who, being by me duly sworn, did say that he is the General Manager - Land for PetroQuest Energy, L.L.C. and that said instrument was signed in behalf of said limited liability company by authority of its Board of Directors and said Bryan D. Martiny acknowledged said instrument to be the free act and deed of said limited liability company.

Notary Public
My commission Expires

STATE OF

COUNTY OF

BEFORE ME, on this ____day of _______, 2008, the undersigned Notary Public, on this day personally appeared ________________, who being by me duly sworn, did say that he is the __________________ of _____________________ and that said instrument was signed in behalf of said corporation by authority of its Board of Directors and said _____________________ acknowledged said instrument to be the free act and deed of said corporation.

Notary Public
My Commission Expires

STATE OF

COUNTY OF

BEFORE ME, on this ____day of _______, 2008, the undersigned Notary Public, on this day personally appeared ________________, who being by me duly sworn, did say that he is the __________________ of _____________________ and that said instrument was signed in behalf of said corporation by authority of its Board of Directors and said _____________________ acknowledged said instrument to be the free act and deed of said corporation.

Notary Public
My Commission Expires

STATE OF

COUNTY OF

BEFORE ME, on this ____day of _______, 2008, the undersigned Notary Public, on this day personally appeared ________________, who being by me duly sworn, did say that he is the __________________ of _____________________ and that said instrument was signed in behalf of said corporation by authority of its Board of Directors and said _____________________ acknowledged said instrument to be the free act and deed of said corporation.

Notary Public
My Commission Expires

EXHIBIT “A”

Attached to and made a part of that certain Participation Agreement, dated May 1, 2008, by and between PetroQuest Energy, L.L.C., CL&F Resources LP,
Ridgewood Energy Corporation and Bayou Bend Offshore, Ltd., covering
REDACTED Prospect

I.	CONTRACT AREA: Those certain Federal Oil and Gas Leases described as follows:

REDACTED

CONTRACT AREA ENCUMBRANCES:

REDACTED

II.	ADDRESSES OF THE PARTIES:

PETROQUEST ENERGY, L.LC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, LA 70508
Attn: Peter Gulotta, Jr.
Phone: (337) 232-7028
Fax: (337) 234-4699

CL&F Resources LP
450 Gears Road, Suite 700
Houston, Texas 77067-4534
Attn: Tammy Willis
Phone: 281-873-3021
Fax: 281-872-4398

Ridgewood Energy Corporation
11700 Old Katy Road, Suite 280
Houston, Texas 77079
Attn: Mr. W. Greg Tabor
Phone: 281-293-8449
Fax: 281-293-7705

Bayou Bend Offshore, Ltd.
228 St. Charles Avenue, Suite 724
New Orleans, Louisiana 70130
Attn: Mr. William J. Dwyer
Phone: 504-561-1151
Fax: 504-561-1153

EXHIBIT “B”

WELL COST ESTIMATES

EXHIBIT “C”

JOINT OPERATING AGREEMENT

EXHIBIT “D”

Form of ASSIGNMENT